Exhibit 3.15

OPERATING AGREEMENT

OF

NORAM PETROLEUM, L.L.C.

(June 26, 2002)

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ARTICLE 7 - Rights and Obligations of the Members			5

7.1	Limitation of Liability		5
7.2	Rights of Member Relating to the Company		6
7.3	Restrictions on Powers		6
7.4	Indemnification		6

	7.4.1	Company Indemnity	6
	7.4.2	Advancement of Expenses	7
	7.4.3	Non-Exclusivity	7
	7.4.4	Insurance	7

7.5	Member’s Permissible Business Activities		7

ARTICLE 8 - Books, Records, Accounting and Reports			7

8.1	Books and Records		7
8.2	Accounting		7
8.3	Fiscal Year		7

ARTICLE 9 - Tax Matters			8

9.1	Taxable Year		8
9.2	Financial Statements and Tax Return Information		8
9.3	Tax Returns		8

ARTICLE 10 - Admission of Substitute and Additional Members			8

10.1	Admission of Substitute Members		8
10.2	Issuance of Additional Units		9

ARTICLE 11 - Dissolution and Liquidation			9

11.1	Dissolution and Liquidation		9
11.2	Method of Winding Up		9
11.3	Filing Articles of Dissolution		9
11.4	Return of Capital		9

ARTICLE 12 - Amendment of Agreement; Meetings; Record Date			9

12.1	Amendments		9
12.2	Limitations on Amendments		9
12.3	Meetings		10
12.4	Waiver of Notice; Consent to Meeting; Approval of Minutes		10
12.5	Quorum		10
12.6	Action Without a Meeting		10

ARTICLE 13 - Certificates			10

13.1	Issuance of Certificates		10
13.2	Legend on Certificates		10
13.3	Lost, Stolen or Destroyed Certificates		11

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ARTICLE 14 - General Provisions			11

14.1	Notices		11
14.2	Further Action		11
14.3	Binding Effect		11
14.4	Integration		11
14.5	Waiver		11
14.6	Counterparts		11
14.7	Applicable Law; Construction		12
14.8	Invalidity of Provisions		12
14.9	Conveyances		12
14.10	Specific Performance		12
14.11	Power of Attorney		13

	14.11.1	Managers as Attorneys-in-Fact	13
	14.11.2	Nature of Special Power	13

-iii-

OPERATING AGREEMENT

OF

NORAM PETROLEUM, L.L.C.

This Operating Agreement (this “Agreement”) is entered into as of June 26, 2002, by and between the Members who execute this Agreement on the signature pages hereto (the “Members”) of NorAm Petroleum, L.L.C., an Oklahoma limited liability company (the “Company”). In consideration of the mutual promises contained herein, the Members agree as follows:

ARTICLE 1

Organizational Matters

1.1 Formation. The Company shall be formed as a limited liability company pursuant to the provisions of the Act. NorAm Petroleum Corporation, an Oklahoma corporation (the “Corporation”), shall be converted to the Company pursuant to Section 2054.1 of Title 18 of the Oklahoma Statutes effective as of the date of the filing (the “Effective Date”) of Articles of Conversion (the “Articles of Conversion”) with the Oklahoma Secretary of State. The Company shall elect to be classified as an association taxable as a corporation for federal income tax purposes by filing Form 8832 with the Internal Revenue Service and any Manager shall be authorized to sign such form on behalf of the Company.

1.2 Name. The name of the Company shall be “NorAm Petroleum, L.L.C.”

1.3 Principal Office. The principal office (the “Principal Office”) of the Company in the State of Oklahoma shall be located at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114. The Company may change the location of the Principal Office and may also maintain offices at such other place or places as determined by the Majority Vote of the Members.

1.4 Resident Agent. The name and address of the resident agent of the Company in the State of Oklahoma are:

Randall D. Mock

Mock, Schwabe, Waldo, Elder, Reeves & Bryant

Fourteenth Floor, Two Leadership Square

211 North Robinson

Oklahoma City, OK 73102

1.5 Term. The term of the Company shall commence upon the filing of the Company’s Articles of Organization with the Oklahoma Secretary of State, and shall continue until terminated as herein provided or by operation of law.

ARTICLE 2

Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

“Act” means the Oklahoma Limited Liability Company Act, codified at 18 Okla. Stat. § 2000, et seq., as it may be amended from time to time, and any successor to such act.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition of “Affiliate,” the term “control” means either: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; or (b) a direct or indirect equity interest of ten percent (10%) or more in the entity.

“Agreement” means this Operating Agreement, as it may be amended, supplemented and/or restated from time to time.

“Articles of Conversion” means the Articles of Conversion filed by the Company with the Oklahoma Secretary of State under the Act.

“Articles of Organization” means the Articles of Organization, as amended, supplemented and/or restated from time to time, filed by the Company with the Oklahoma Secretary of State under the Act.

“Assignee” means a Person to whom one or more Units have been transferred, by transfer, assignment or otherwise, in a manner permitted under this Agreement, and who has agreed to be bound by the terms of this Agreement but who has not become a Substitute Member.

“Business Day” means Monday through Friday of each week, except legal holidays recognized as such by either the United States Government or the State of Oklahoma.

“Capital Account” means each capital account maintained for a Member pursuant to Section 4.3.

“Capital Contributions” means the sum of the cash and the value of property contributed or services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services contributed to the Company by all Members, or any one Member, as the case may be (or the predecessor holders of any Units of any such Members).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means the limited liability company formed by the filing of the Company’s Articles of Organization with the Oklahoma Secretary of State.

“Company Property” means all property owned, leased or otherwise acquired by the Company from time to time.

“Corporation” means NorAm Petroleum Corporation, an Oklahoma corporation.

“Effective Date” means the date the Articles of Conversion are filed with the Oklahoma Secretary of State.

“Majority Vote of the Members” means the affirmative vote of the holders of a majority of the Outstanding Units held by the Members, which may be evidenced by the written consent of such Members.

“Manager” means the Person or Persons appointed as manager or managers of the Company pursuant to Article 6.

“Mandatory Provisions of the Act” means those provisions of the Act which may not be waived by the Members acting unanimously or otherwise.

“Member” means each Person executing this Agreement as a Member of the Company.

“Outstanding” means the number of Units issued by the Company as shown on the Company’s books and records, minus any Units held by the Company.

“Person” means a natural person, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, trust, estate, association or corporation.

“Record Holder” means the Person in whose name such Unit is registered on the books and records of the Company as of the close of business on a particular Business Day.

“Substitute Member” means a transferee of a Unit who is admitted as a Member to the Company pursuant to Section 11.1 in place of and with all the rights of a Member.

“Unit” means a Unit representing an interest in the Company.

ARTICLE 3

Purpose of the Company

The purpose of the Company shall be as stated in the Articles of Organization, as amended, supplemented and/or restated from time to time.

ARTICLE 4

Capital Contributions

4.1 Units. There shall be an aggregate of 1,000 Units in the Company.

4.2 Units Issued in Exchange for Shares. As of the Effective Date, each Member shall be issued one (1) unit of the Company in exchange for each share of the common stock of the Corporation then owned by such Member, as specified on Exhibit A attached hereto.

4.3 Capital Accounts.

4.3.1 Calculation. The Company shall maintain for each Member a separate Capital Account. The term “Capital Account” means as to any Member and as to any Units held by such Member the amount of the initial Capital Contribution attributable to the Units held by such Member, which amount shall be: (a) increased by subsequent Capital Contributions by such Member; and (b) decreased by distributions to such Member pursuant to Section 5.1.

4.3.2 In-Kind Contributions. If in-kind contributions or contributions in the form of property or services are made, the Capital Account of the Member shall be increased by an amount equal to the fair market value of the property or services contributed by such Member.

4.3.3 Assignee’s Capital Account. An Assignee of a Unit will succeed to the Capital Account relating to the Unit transferred.

4.4 Interest. No interest shall be paid by the Company on Capital Contributions, on balances in a Member’s Capital Account or on any other funds distributed or distributable under this Agreement.

4.5 No Additional Capital Contributions. The Members shall not be obligated to make any additional Capital Contributions.

ARTICLE 5

Distributions

5.1 Distributions. Distributions shall be made at such times as determined by the Majority Vote of the Members. Any distribution of property shall be treated as a distribution of cash equal in amount to the fair market value of such property. Distributions shall be made to all Members and Assignees pro rata in accordance with the number of Units held by each.

ARTICLE 6

Management by Managers

6.1 Managers. Management of the Company shall be vested in one or more Managers, as are elected by the Members from time to time pursuant to this Agreement. If no Managers are elected, or all Managers have been removed from office, management of the Company shall be vested in the Members, and in such case, all decisions affecting the Company shall be determined by the Majority Vote of the Members.

6.2 Initial Number of Managers; Initial Manager. The initial number of Managers shall be one (1) and the initial Manager shall be Mark A. Fischer.

6.3 Powers and Authority of Manager. A Manager may exercise all the powers of the Company whether derived from law, the Articles of Organization or this Agreement, except such powers as are by statute, by the Articles of Organization or by this Agreement vested solely in the Members. Notwithstanding any other provision hereof, the Members hereby confer on the Manager such powers and authority as may be required for the Manager to conduct the daily affairs and business of the Company. All other decisions shall be made only with the Majority Vote of the Members.

6.4 Number, Term and Qualifications; Removal. The Company may have one (1) or more Managers. Election of a Manager or increases or decreases in the number of Managers may be made as the Members shall from time to time determine by the Majority Vote of the Members. Each Manager shall hold office until such Manager’s successor shall have been elected. A Manager may be removed, with or without cause, upon the Majority Vote of the Members. Managers need not be Members of the Company.

6.5 Manner of Acting. Each Manager, if more than one (1), may exercise the powers described in Section 6.3.

6.6 Manager’s Permissible Business Activities. Each Manager and such Manager’s Affiliates may have business interests and engage in business activities in addition to those relating to the Company, including, without limitation, business interests and activities in direct competition with the Company for such Manager’s or such Manager’s Affiliates’ own account or for the account of others, and no provision of this Agreement shall be deemed to prohibit such Manager or such Manager’s Affiliates from conducting such businesses and activities. Neither the Company, the Members nor any other Manager shall have any rights by virtue of this Agreement or the relationship contemplated herein in any business ventures of such Manager or such Manager’s Affiliates.

6.7 Company Funds. The funds of the Company shall be deposited in an account or accounts designated by the Manager and shall not be commingled with any other funds.

6.8 Limitation on Liability of Manager. No Manager of the Company shall be liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager; provided that nothing contained herein shall eliminate or limit the liability of a Manager: (a) for any breach of the Manager’s duty of loyalty to the Company or its Members; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; and (c) for any transaction from which the Manager derived an improper personal benefit.

6.9 Manager’s Compensation. The Manager shall receive such compensation as may be determined by the Majority Vote of the Members.

6.10 Officers. The Manager may appoint, in the Manager’s discretion, a Chairman and/or Vice-Chairman of the Managers, a President, an Executive Vice-President, one or more Vice-Presidents, a Secretary, a Treasurer, one or more Assistant Secretaries and one or more Assistant Treasurers. One person may hold two or more offices.

6.11 Term. The officers of the Company shall hold office until their successors are chosen and qualify, or until their earlier resignation or removal (by the Manager, with or without cause). Any vacancy occurring in any office shall be filled by the Manager.

6.12 Chairman. The Chairman, or, in the absence of the Chairman, a Vice-Chairman of the Managers, if chosen, shall preside at all meetings of the Manager, and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

6.13 President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Members and, unless a Chairman or Vice-Chairman has been chosen, at all meetings of the Manager, and shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Manager are carried into effect.

6.14 Vice-President. The Vice-President, or if there shall be more than one, the Vice-Presidents in the order determined by the Manager, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

6.15 Secretary. The Secretary shall attend all meetings of the Manager and all meetings of the Members and record all the proceedings of the meetings of the Company.

6.16 Treasurer. The Treasurer shall supervise and be responsible for the fiscal affairs of the Company and perform all duties as may be assigned to him by the Manager.

ARTICLE 7

Rights and Obligations of the Members

7.1 Limitation of Liability. Notwithstanding anything herein to the contrary, except as otherwise expressly provided herein or in the Act, a Member shall not be personally liable for any debts, liabilities or obligations of the Company, whether to the Company, to any of the other Members, or to creditors of the Company, beyond the Capital Account of the Member, together with the Member’s share of the assets and undistributed profits of the Company.

7.2 Rights of Member Relating to the Company. In addition to other rights provided by this Agreement or by applicable law, a Member shall have the right, upon demand and at such Member’s own expense, to:

(a) obtain any and all information regarding the status of the business and financial condition of the Company;

(b) to obtain a copy of the Company’s federal, state and local income tax returns for each year promptly after becoming available;

(c) have furnished to the Member a current list of the name and last known business, residence or mailing address of each Member;

(d) obtain information regarding the Capital Contributions made by each Member;

(e) have furnished to the Member a copy of this Agreement and the Articles of Organization and all amendments hereto and thereto, together with copies of any powers of attorney pursuant to which this Agreement, the Articles of Organization, and all amendments hereto and thereto have been executed; and

(f) inspect and copy any of the Company’s books and records and obtain such other information regarding the affairs of the Company.

7.3 Restrictions on Powers. Except as otherwise provided herein or by the Mandatory Provisions of the Act, a Member shall not have the authority or power to act on behalf of, or to bind, the Company, or any other Member, and a Member shall not have the right or power to take any action which would change the Company to a general partnership, change the limited liability of a Member, or affect the status of the Company for federal income tax purposes.

7.4 Indemnification.

7.4.1 Company Indemnity. To the maximum extent permitted by law, the Company shall indemnify and hold harmless each Manager, such Manager’s Affiliates, and the employees and agents of the Company (each, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by the Indemnitee in connection with any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that the Indemnitee is or was a Manager of the Company or is or was an employee or agent of the Company, including Affiliates of the foregoing, arising out of or incidental to the business of the Company; provided: (a) the Indemnitee’s conduct did not constitute willful misconduct or recklessness; (b) the action is not based on breach of this Agreement; (c) the Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and within the scope of such Indemnitee’s authority; and (d) with respect to a criminal action or proceeding, the Indemnitee had no reasonable cause to believe such Indemnitee’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.

7.4.2 Advancement of Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 7.4 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified as authorized in this Section 7.4.

7.4.3 Non-Exclusivity. The indemnification provided by this Section 7.4 shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, vote of the Members, as a matter of law or equity, or otherwise, and shall inure to the benefit of the successors, assignees, heirs, personal representatives and administrators of the Indemnitee.

7.4.4 Insurance. The Company may purchase and maintain insurance, at the Company’s expense, on behalf of any Indemnitees against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Company regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

7.5 Member’s Permissible Business Activities. Each Member and such Member’s Affiliates may have business interests and engage in business activities in addition to those relating to the Company, including, without limitation, business interests and activities in direct competition with the Company for such Member’s or such Member’s Affiliates’ own account or for the account of others, and no provision of this Agreement shall be deemed to prohibit such Member or such Member’s Affiliates from conducting such businesses and activities. Neither the Company, the Members nor any other Member shall have any rights by virtue of this Agreement or the relationship contemplated herein in any business ventures of such Member or such Member’s Affiliates.

ARTICLE 8

Books, Records, Accounting and Reports

8.1 Books and Records. Appropriate books and records with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Member any information, lists and copies of documents required to be provided pursuant to Section 7.2, shall at all times be kept at the Principal Office or at such other places as determined by the Majority Vote of the Members. Without limiting the foregoing, the following shall be maintained at the Principal Office: (a) a current list of the full name and last known business address of each Manager; (b) copies of records that would enable a Member to determine the relative voting rights of the Members; (c) a copy of the Articles of Organization, and any amendments thereto; (d) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three (3) most recent years; and (e) copies of any financial statements of the Company for the three (3) most recent fiscal years. Any records maintained by the Company in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time.

8.2 Accounting. The books of the Company shall be maintained in accordance with the same method of accounting previously utilized by the Corporation, except as otherwise determined by the Majority Vote of the Members.

8.3 Fiscal Year. The fiscal year of the Company shall be the same fiscal year previously utilized by the Corporation, except as otherwise determined by the Majority Vote of the Members.

ARTICLE 9

Tax Matters

9.1 Taxable Year. The taxable year of the Company shall be the same taxable year previously utilized by the Corporation, except as otherwise determined by the Majority Vote of the Members.

9.2 Financial Statements and Tax Return Information. The Manager shall use its best efforts to cause to be prepared and furnished to each of the Members on or before seventy-five (75) days after the close of the taxable year of the Company an unaudited income statement for such calendar year and a balance sheet as of the end of such calendar year, a copy of the Company’s federal and state income tax returns and all other information reasonably requested by a Member.

9.3 Tax Returns. The Manager shall file on behalf of the Company all required federal and state income tax returns.

ARTICLE 10

Admission of Substitute and Additional Members

10.1 Admission of Substitute Members. Upon a transfer of a Unit by a Member, the transferor shall have the power to give, and by transfer of any Certificate issued shall be deemed to have given, the transferee the right to apply to become a Substitute Member with respect to the Unit acquired, subject to the conditions of and in the manner permitted under this Agreement. A transferee of a Certificate representing a Unit shall be an Assignee with respect to the transferred Unit (whether or not such transferee is a Member or Substitute Member with respect to other previously acquired Units) and shall not become a Substitute Member unless and until all of the following conditions are satisfied:

(a) the instrument of assignment sets forth the intentions of the assignor that the Assignee succeed to the assignor’s interest as a Substitute Member in the Assignor’s place;

(b) the assignor and Assignee shall have fulfilled all other requirements of this Agreement;

(c) the Assignee shall have paid all reasonable legal fees and filing costs incurred by the Company in connection with such Assignee’s substitution as a Member; and

(d) the Members shall have unanimously approved such substitution in writing, which approval may be granted or withheld by each Member in each Member’s sole discretion and may be arbitrarily withheld, and the books and records of the Company have been modified to reflect the admission.

The admission of an Assignee as a Substitute Member with respect to a transferred Unit shall become effective on the date the Members give their unanimous written consent to the admission and the books and records of the Company have been modified to reflect such admission. Any Member who transfers all of such Member’s Units with respect to which the Member had been admitted as a Member shall cease to be a Member of the Company upon a transfer of such Units in accordance with Article 10 and the execution of a counterpart of this Agreement by the transferee and shall have no further rights as a Member in or with respect to the Company (whether or not the Assignee of such former Member is admitted to the Company as a Substitute Member).

10.2 Issuance of Additional Units. Additional Units may be authorized and issued by the Company upon such terms and conditions as may be approved by a Majority Vote of the Members. Upon the proposed issuance of any such additional Units, each existing Member shall have the preemptive right, but not the obligation, to purchase such portion of the newly issued Units as the ratio of the number of Units then held by such Member bears to the total number of Units held by Members and outstanding before the issuance of the new Units, together with such Member’s proportionate share of the other newly issued Units as to which other Members fail to exercise their preemptive rights. Each such new Member shall, as a condition precedent to admission to the Company as a Member, execute a counterpart of this Agreement and execute all necessary certificates and other documents and perform all acts in accordance with the Act to the full extent necessary to constitute such persons a Member and to preserve the status of the Company as a partnership for income tax purposes upon completion of such person’s admission.

ARTICLE 11

Dissolution and Liquidation

11.1 Dissolution and Liquidation. The Company shall be dissolved and its affairs shall be wound up upon the written consent of Members holding more than fifty percent (50%) of Outstanding Units.

11.2 Method of Winding Up. Upon dissolution of the Company pursuant to Section 12.1, the Company shall immediately commence to liquidate its assets and wind up its affairs. The proceeds from the liquidation and winding up shall be applied in the following order of priority:

(a) to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities to Members on account of their Capital Contributions or on account of a Member’s withdrawal from the Company or pursuant to a withdrawal of capital; and

(b) the balance, to the Members pro rata in accordance with the number of Units held by each Member.

Unless the Members shall unanimously determine otherwise, all distributions will be made in cash, and none of the Company Property will be distributed in kind to the Members.

11.3 Filing Articles of Dissolution. Upon completion of the distribution of Company Property as provided in this Article 12, Articles of Dissolution shall be filed as required by the Act, and each Member agrees to take such action may be advisable or proper to carry out the provisions of this Article 12.

11.4 Return of Capital. The return of Capital Contributions shall be made solely from Company Property.

ARTICLE 12

Amendment of Agreement; Meetings; Record Date

12.1 Amendments. All amendments to this Agreement shall require a Majority Vote of the Members.

12.2 Limitations on Amendments. Notwithstanding any other provision of this Agreement, no amendment to this Agreement may, without the unanimous approval of the Members:

(a) enlarge the obligations of any Member under this Agreement; or (b) amend this Section 13.2 or Sections 13.1, 7.3 and 7.5.

12.3 Meetings. Meetings may be called by any Member, by giving at least ten (10) days’ prior notice of the time, place and purpose of the meeting to all Members.

12.4 Waiver of Notice; Consent to Meeting; Approval of Minutes. The transactions of any meeting of the Company, however called and noticed, and whenever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, but not present in person or by proxy, approves by signing a written waiver of notice or an approval to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except when such Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.

12.5 Quorum. The holders of more than fifty percent (50%) of the Units entitled to vote represented in person or by proxy, shall constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present may continue to participate at such meeting until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of Units of Members specified in this Agreement. In the absence of a quorum, any meeting of Members may be adjourned from time to time by a Majority Vote of the Members represented either in person or by proxy entitled to vote, but no other matters may be proposed, approved or disapproved.

12.6 Action Without a Meeting. Any action that may be taken by any vote of the Members may be taken without a meeting if a consent to such action is signed by Members holding Units representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted. Prompt notice of the taking of any action without a meeting shall be given to those Members who have not consented in writing.

ARTICLE 13

Certificates

13.1 Issuance of Certificates. The Company may issue one or more Certificates in the name of the Member evidencing the number of Units issued. Upon the transfer of a Unit in accordance with Article 10, the Company shall, if certificates have been issued, issue replacement Certificates. All Certificates shall contain legends required by this Agreement or otherwise required by law.

13.2 Legend on Certificates. The Company shall endorse on each certificate representing Units owned by a Member a legend reading substantially as follows:

The Units represented by this Certificate are subject to the terms of an Operating Agreement dated June 26, 2002 between NorAm Petroleum, L.L.C. and Chaparral, L.L.C., a copy of which is on file at the principal office of the Company.

A copy of this Agreement shall be filed with the Manager of the Company. During the term of this Agreement, the foregoing legend shall be endorsed on each certificate representing Units hereafter issued by the Company to any Member and to any transferee of a Member whose Units are subject to the terms of this Agreement. No Member shall cause or permit the removal of the legend from the certificates representing the Units owned by such Member.

13.3 Lost, Stolen or Destroyed Certificates. The Company shall issue a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate: (a) makes proof by affidavit that a previously issued Certificate has been lost, stolen, or destroyed; (b) requests the issuance of a new Certificate before the Company has notice that the Units evidenced by such Certificate have been acquired by a purchaser for value in good faith and without notice of an adverse claim; and (c) if required by the Company, delivers to the Company a bond with surety or sureties acceptable to the Company, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate. The Company shall be entitled to treat each Record Holder as the Member or Assignee in fact of any Units and, accordingly, shall not be required to recognize any equitable or other claim or interest in or with respect to the Units on the part of any other Person, regardless of whether it has actual or other notice thereof.

ARTICLE 14

General Provisions

14.1 Notices. Any notice, demand, request or report required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when transmitted postage prepaid by first-class certified mail, return receipt requested, to the Member at the address set forth on Exhibit A attached hereto. Any notice, payment, or report to be given to a Member hereunder shall be deemed conclusively to have been given, upon mailing of such notice, payment, or report to the address shown on the records of the Company, regardless of any claim of any Person who may have an interest in the Unit by reason of an assignment or otherwise.

14.2 Further Action. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

14.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each party’s heirs, successors, personal or legal representatives and permitted assignees.

14.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

14.5 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

14.6 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

14.7 Applicable Law; Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma, without regard to its principles of conflict of laws. The rights and obligations of the Members and the affairs of the Company shall be governed first by the mandatory provisions of the Act, second by the Company’s Articles of Organization, third by this Agreement and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence. All article and section captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

14.8 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

14.9 Conveyances. All of the assets of the Company shall be held in the name of the Company, unless the Members shall determine that a Manager or a Manager’s designee may hold title to any property as nominee for the Company. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber the interest of the Company of all or any portion of the assets of the Company shall be sufficient if signed on behalf of the Company by one (1) or more Managers. No person shall be required to inquire into the authority of any individual to sign any instrument which is executed pursuant to the provisions of this Section 15.9.

14.10 Specific Performance. The parties acknowledge that it is impossible to measure in money the damages which will accrue to a party hereto or to a successor in interest to a Member by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto or any successor in interest to a Member shall institute any action or proceeding to enforce the provisions hereof, any person (including the Company) against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such successor has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

14.11 Power of Attorney.

14.11.1 Managers as Attorneys-in-Fact. By the execution of this Agreement, or a counterpart hereof, each Member irrevocably constitutes and appoints the Manager as the Member’s true and lawful attorneys-in-fact and agent to effectuate, with full power and authority to act in such Member’s name, place, and stead in effectuating, the purposes of the Company pursuant to the terms and conditions of this Agreement, including the execution, acknowledgment, delivery, filing, and recording of all certificates, documents, contracts, loan documents, or counterparts thereof, and all other documents which the Managers deem necessary or reasonably appropriate to do any of the following: (a) organize, qualify, or continue the Company as a limited liability company, including qualification of the Company in such other jurisdictions as the Company’s activities may require; (b) reflect an amendment to this Agreement or the Company’s Articles of Organization required by a change in the name of the Company, a change in the principal place of business of the Company or, subject to the provisions of this Agreement, the admission of a new Member to the Company, if such admission is in compliance with the applicable provisions hereof; (c) accomplish the purposes and carry out the powers of the Company as set forth herein; and (d) subject to the provisions of this Agreement, effect the dissolution and termination of the Company.

14.11.2 Nature of Special Power. The power of attorney granted herein: (a) shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the death, incompetency, or legal disability of a Member; (b) may be exercised only by the Manager (and such Manager’s successors and assigns), for each Member, or any or all of them, by listing all, or any, of the Members required to execute any such instrument and executing such instrument as attorney-in-fact for all, or any one, of such Members; and (c) shall be binding upon any transferee of a membership interest of a Member hereunder, or any portion thereof, except that where such transferee is qualified as a Substitute Member under this Agreement, the power of attorney shall survive the delivery of such Units for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument on behalf of the transferor of the Units necessary to effect such substitution.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above set forth.

THE MEMBER INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES ACTS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE CONDITIONS OF ARTICLE 10 OF THE AGREEMENT ARE SATISFIED.

MEMBER’S SIGNATURE PAGE

ATTACHED TO AND MADE A PART OF

THE OPERATING AGREEMENT OF

NORAM PETROLEUM, L.L.C.

EFFECTIVE JUNE 26, 2002

The undersigned hereby: (a) acknowledges receipt of a copy of the Operating Agreement of NorAm Petroleum, L.L.C. (“Agreement”); and (b) executes and swears to the Agreement, as a Member, thereby agreeing and consenting to all the terms and provisions thereof.

Chaparral, L.L.C.,
an Oklahoma limited liability company

By	/s/ Mark A. Fischer
Mark A. Fischer, Manager

MANAGER’S SIGNATURE PAGE

ATTACHED TO AND MADE A PART OF

THE OPERATING AGREEMENT OF

NORAM PETROLEUM, L.L.C.

EFFECTIVE JUNE 26, 2002

The undersigned hereby: (a) acknowledges receipt of a copy of the Operating Agreement of NorAm Petroleum, L.L.C. (“Agreement”); and (b) executes and swears to the Agreement, as Manager, thereby agreeing and consenting to all the terms and provisions thereof.

/s/ Mark A. Fischer
Mark A. Fischer

EXHIBIT A

TO

OPERATING AGREEMENT

OF

NORAM PETROLEUM, L.L.C.

Name and Address of Member	Number of Shares of Common Stock of the Corporation before conversion	Number of Units issued upon conversion*	Percentage of Units
Chaparral, L.L.C. Attn: Mark A. Fischer 701 Cedar Lake Boulevard Oklahoma City, OK 73114 Taxpayer ID No. 73-1590941	1,000	1,000	100%

TOTALS	1,000	1,000	100%

*	Upon conversion of the Corporation into the Company, one (1) unit of the Company was issued for each share of the common stock of the Corporation owned by the sole Member.